WARREN H. FELDMAN
                        45 A. Samworth Road
                           PO Box 3061
                        Clifton, NJ  07012
                          (973) 249-7410




February 9, 2000


VIA FEDERAL EXPRESS
Airbill No. 8183 6488 6320
And Fax (202) 736-5065

Mr. Walt Anderson
C/o Gold & Appel Transfer, S.A.
1023 31st Street, 4th Floor
Washington, D.C.  20007

     Re:     Put Option - Exercise Notice

Dear Mr. Anderson:

Reference is made to that certain Put Agreement, dated September 21, 1999, between and among Walt Anderson, Warren Feldman, Sol Feldman, Revision LLC, Total-Tel USA Communications, Inc. and Foundation for the Independent Non-Governmental Development of Space, as amended (the "Put Agreement"). Capitalized terms used in this letter without definition shall have the meanings set forth in the Put Agreement.

     1. Common Stock of Warren Feldman. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option. The information required by Section 2.2(a) to (e) of the Put Agreement is set forth below as follows:

                                          Number of       Purchase
Name of Put Holder                    Shares To Be Sold     Price

Warren Feldman                         261,000 shares    $4,176,000
                                                         ----------
                                       261,000 shares    $4,176,000

The purchase price payment for the above-referenced shares should be wired directly to my account as follows:

     Summit Bank
     ABA:  021202162
     55 Challenger Blvd.
     Ridgefield Park, NJ

     To benefit Warren Feldman
     Account No. 303541547

     2. Common Stock of Designee of Warren Feldman. I hereby give notice of the exercise of the Put Option with respect to my Designee listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to such Put Holder is set forth below as follows:

                                         Number of          Purchase
Name of Put Holder                   Shares To Be Sold        Price

Feldman Charitable Foundation             42,296           $676,736
                                        ----------------------------
                                          42,496           $676,736

The purchase price payment for the above-referenced shares should be wired directly to the account number and bank specified below:

     Summit Bank
     ABA:  021202162
     55 Challenger Blvd.
     Ridgefield Park, NJ

     To benefit of Feldman Charitable Foundation
     Account No. 4003034652


I would like to suggest that the Closing for the purchase and sale transactions listed above be held on March 10, 2000, at 10:00 a.m. at the offices of Swidler Berlin Shereff Friedman, LLP.

Sincerely,

/s/ Warren H. Feldman

Warren H. Feldman

WHF:sad

c:     Sean P. McGuinness, Esq.
       Via Federal Express
       Airbill No. 8183 6488 6537
       And Fax (202) 424-7643